Exhibit 10.12
June 1, 2006

Bror Saxberg
Dear Bror:
It gives me great pleasure to confirm your employment with K12 Inc., a Delaware corporation (the “Company”). Once countersigned by you, this letter shall constitute a binding agreement (“Agreement”) between you and the Company, effective as of the date of this letter set forth above (the “Effective Date”).
1.	Employment. The Company agrees to initially employ you and you agree to be initially employed as the Company’s Chief Learning Officer. This position will be located at the Company’s headquarters’, currently in McLean, Virginia (with relocation to Herndon, Virginia scheduled for April, 2006).You shall report directly to the Company’s Executive Vice President of Operations (“EVP”) and Chief Financial Officer, and perform such duties and have such responsibilities as are normally associated with your position and such duties as are reasonably assigned to you from time to time.

2.	Salary. Your salary has been adjusted to Twenty Five Thousand, Eight Hundred and Thirty Three and 33/100 Dollars ($25,833.33) monthly, which equates to Three Hundred and Ten Thousand Dollars ($310,000.00) on an annualized basis (“Base Salary”), subject to standard payroll deductions. The Base Salary shall be paid on the Company’s regular payroll dates in accordance with the Company’s normal payroll practices.

3.	End-of-Year Bonus. For July 2005 through June 2006, you shall be eligible for a bonus based on your and the Company’s achievement of goals and objectives as mutually agreed upon by you and the EVP (the “Performance Bonus”) of thirty percent (30%) of your Base Salary. Going forward, your end-of-year Performance Bonus for each year during your tenure at the Company shall be determined by the EVP and the Board of Directors.

4.	Stock Options. In addition to the other grants you have received the Company has granted you an option to purchase Three Hundred Thousand (300,000) shares of the Company’s common stock, at a price to be determined by the Board of Directors, pursuant to the terms of the K12 Inc. Amended and Restated Stock Option Plan and an applicable stock option agreement between you and the Company (the “Option”). The Option will vest and become exercisable over four (4) years, with twenty-five percent (25%) of the shares covered by the Option vesting and becoming exercisable on the one year anniversary of the Start Date and
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the remaining seventy-five (75%) of the shares covered by the Option vesting and becoming exercisable in twelve equal quarterly installments thereafter.
5.	Personal Time Off. You shall be entitled to twenty (20) days of paid personal time off (“PTO”) during each year of your employment. You will accrue all such PTO on July 1 of each year during your employment. You will be able to use PTO in accordance with the Company’s PTO policy, which policy is subject to change or deletion at the discretion of the Company.

6.	Expenses. During your employment, the Company shall reimburse you for your reasonable travel (excluding travel to and from any residence), business entertainment, and other business expenses incurred in the performance of your duties, including reasonable and/or required professional dues and fees (e.g., professional association dues, continuing education expenses, etc.), subject to the rules and regulations adopted by the Company for the handling of such business and professional expenses.

7.	Benefits (Health and Welfare Plans). You will be eligible to participate in such benefit plans as may be from time to time adopted by the Company on the same basis as similarly situated employees. Your participation shall be subject to: (i) the terms of the applicable plan documents; (ii) generally applicable Company policies; and (iii) the discretion of the Board of Directors of the Company or any administrative or other committee provided for in, or contemplated by, such plan or programs. These plans and programs are subject to change or deletion at the discretion of the Company.

8.	Holidays. You will be eligible for paid holidays in accordance with the Company’s holiday policy and schedule, as may be amended by the Company from time to time at the sole discretion of the Company.

9.	Employment at Will; Termination.
9.1	Employment at Will. Your employment with the Company will be on an “at-will” basis, meaning that your employment is not for a specified period of time and can be terminated by you or the Company at any time, with or without cause and with or without notice.

9.2	Termination by Company for Cause. The Company may terminate this Agreement at any time, effective immediately, for cause, which shall be defined as (i) a Willful and continued material failure substantially to perform your duties in a satisfactory manner (other than as a result of total or partial incapacity due to physical or mental illness or Disability, as defined below), where Willful means, when applied to any action or omission made by you, that you, in acting or omitting to act, did so without a good faith belief that such action or omission was in, or was not contrary to, the best interests of the
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Company; or (ii) acts of dishonesty, fraud, embezzlement, misrepresentation, moral turpitude; or (iii) unprofessional conduct which may adversely affect the reputation of the Company and/or its relationship with its customers, employees or suppliers, or (iv) a conviction of, or entry of a guilty plea or no contest to, any crime involving moral turpitude or dishonesty (collectively, “Cause”); provided that no such termination for Cause as defined in (i) above shall be deemed to be for Cause unless the Company shall have given to you at least thirty (14) days’ prior written notice of the actions or omissions giving rise to such termination for Cause, which written notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. In the event of termination of this Agreement for Cause, you shall immediately be paid all accrued Base Salary, all accrued but unused PTO and any reasonable and necessary business expenses incurred by you in connection with your duties hereunder, all to the date of termination. Consistent with the K12 Inc. Amended and Restated Stock Option Plan, all options covered by the Option shall expire at the date of termination for any of the above-enumerated reasons to terminate for cause. In addition, the parties’ obligations hereunder, except as set forth in the attached Employee Confidentiality, Proprietary Rights, and Non-Solicitation Agreement, Agreement to Arbitrate, and Sections 9 and 11 of this Agreement, shall terminate. “Disability” means physical or mental incapacity resulting in you being unable for a period of six (6) consecutive months or for an aggregate of six (6) months in any twenty-four (24) consecutive month period to perform your duties. Any dispute between you and the Company regarding the existence of your alleged Disability shall be determined in writing by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to you and the Company shall be final and conclusive for all purposes of this Agreement.
9.3	Termination by Company Without Cause. The Company may terminate this Agreement at any time, effective immediately, without Cause. In the event that the Company terminates this Agreement without Cause, you shall be paid immediately (except as noted) all accrued Base Salary, all accrued but unused PTO, and any reasonable and necessary business expenses incurred by you in connection with your duties hereunder, all to the date of termination, as well as the severance pay set forth in Section 9.5 below. In addition, the parties’ obligations hereunder, except as set forth in the attached Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement, Agreement to Arbitrate and Sections 9 and 11 of this Agreement, shall terminate.
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9.4	Termination by Employee.
(a) In the event of termination of this Agreement by you other than for Good Reason (as defined in Section 9.4(b) below), you shall not be entitled to any salary, bonus, benefits, severance pay or other remuneration after the effective date of termination, other than the payment for accrued but unused PTO. In addition, the parties’ obligations hereunder, except as set forth in the attached Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement, Agreement to Arbitrate and Sections 9 and 11 of this Agreement, shall terminate
(b) In the event that you terminate this Agreement for Good Reason, then you shall be entitled to the severance pay set forth in Section 9.5 below. In addition, the parties’ obligations hereunder, except as set forth in the attached Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement, Agreement to Arbitrate and Sections 9 and 11 of this Agreement, shall terminate. Good Reason shall be defined as: your resignation within forty (40) days after your discovery of any material breach of this agreement by the Company which is not cured within thirty (30) days after written notice thereof from you.
9.5	Effect of Termination. Upon termination of this Agreement by the Company pursuant to Section 9.3 or by you pursuant to Section 9.4(b) above, and provided you execute a general release of claims satisfactory to the Company, you shall be entitled to: (a) one hundred eighty (180) days severance pay at your then-existing Base Salary, payable at the same time and in the same manner as such Base Salary had been paid prior to such termination. You agree to promptly notify Company if you obtain new employment during the severance period, and any other compensation received by you from any such employment and/or engagement shall reduce on a dollar-for-dollar basis the amount of compensation otherwise payable by the Company during that period

9.6	Change of Control Acceleration. In the event of a Change of Control, your Option shall accelerate such that the entire Option shall be immediately vested and exercisable consistent with the terms of your stock option agreement. A Change of Control shall be defined as: (A) the direct sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company (but excluding any sale in connection with an initial public offering), where the stockholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interests in the voting stock of the acquiring or surviving entity after such sale or exchange; (B) a merger or consolidation to which the Company is a party where the stockholders of the Company before such merger or consolidation do not retain, directly or indirectly, at least a majority of the voting stock of the successor entity after such merger or consolidation; (C) the sale, exchange, or transfer of all or substantially all of the assets of the Company to an unrelated third party.
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10.	Other Conditions of Employment.
10.1 Employee Confidentiality, Proprietary Rights and Non-Solicitation/Agreement to Arbitrate. Your employment is contingent upon your execution of the enclosed K12 Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement and Agreement to Arbitrate, at or before the Start Date.
10.2 Immigration Reform and Control Act of 1986. Your employment is contingent upon you satisfying the requirements for employment in the United States. Within three (3) days of the Start Date, and thereafter if the law requires, you will be required to furnish the Company with all necessary documentation that will satisfy the requirements of the Immigration Reform and Control Act of 1986.
10.3 Policies and Procedures. Your employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.
11.	Miscellaneous.
11.1 Entire Agreement. The terms described in this Agreement, together with the Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement, and Agreement to Arbitrate, both attached hereto and incorporated herein by reference, set forth the entire understanding between us, and supercede any prior representations or agreements, whether written or oral, with respect to the subject matter hereof. No term or provision of this Agreement or attached exhibits may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except as otherwise specifically provided herein.
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11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to conflict of law principles.
11.3 Successors. The Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. In that the Agreement constitutes a non-delegable personal services agreement, it may not be assigned by you and any attempted assignment by you in violation of this covenant shall be null and void.
11.4 Severability. In the event that any one ore more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and all such remaining provisions shall remain in full force and effect.
11.5 Waiver. The failure of either party to insist on strict compliance with any of the terms of this Agreement will not be deemed to be a waiver of any terms of this Agreement or of the party’s right to require strict compliance with the terms of the Agreement in any other instance.
11.6 Notices. All notices, demands, or requests provided for or permitted to be given pursuant to this Agreement must be given in writing, unless otherwise specified, and shall be deemed to have been properly given, delivered, or served by depositing the same in the United States mail, postage prepaid, certified or registered mail, with deliveries to be made to the following addresses:

If to Bror Saxberg:	Bror Saxberg

If to Company:	Attn: John Baule, EVP and CFO
K12 Inc.
8000 Westpark Dr
McLean, VA 22102
Either party may change such party’s address for notices as necessary by notice given pursuant to this Section.
11.7 Captions. Section headings used in the Agreement are for convenience of reference only and shall not be considered a part of the Agreement.
11.8 Amendments and Further Assurances. This Agreement may be amended or modified from time to time, but only by written instrument executed by all the parties hereto. No variations, modifications, or changes herein or hereof shall be binding upon any party
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except as set forth in such a written instrument. The parties will execute such further instruments and take such further action as may be reasonably necessary to carry out the intent of the Agreement.
11.9 Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.
Please acknowledge your acceptance of employment by signing the enclosed copy of this letter, and completing the K12 Confidentiality, Proprietary Rights and Non-Solicitation Agreement, and Agreement to Arbitrate, if you have not already done so and returning them to me as soon as possible. Should you have any questions, please feel free to contact me. Bror, I am personally pleased and proud that you are a member of the K12 team and I look forward to working with you toward our mutual success.
Sincerely,

/s/ John Baule John Baule,
EVP Operations and CFO
K12, Inc.

Agreed and Accepted:

/s/ Bror Saxberg	6/7/06
Bror Saxberg	Date
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